                                                                     EXHIBIT 1.1

                         EQUITY LINE OF CREDIT AGREEMENT



                                     BETWEEN



                           ALPHA VENTURE CAPITAL, INC.



                                       AND



                          HOMESEEKERS.COM, INCORPORATED


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                          DATED AS OF DECEMBER 4, 2000

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     This EQUITY LINE OF CREDIT AGREEMENT is entered into as of the 4th day of
December, 2000 (this "Agreement"), between Alpha Venture Capital, Inc., a corporation organized and existing under the laws of the Cook Islands (the "Investor"), and HomeSeekers.com, Incorporated, a corporation organized and existing under the laws of the State of Nevada (the "Company").

     WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Investor and the Investor shall purchase (i) from time to time as provided herein, up to $4,000,000 of the Common Stock (as defined below), and (ii) Warrants (as defined below) to purchase shares of Common Stock; and

     WHEREAS, such Securities (as defined below) will be registered under the Securities Act (as defined below) pursuant to the Registration Statement (as defined below).

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                               CERTAIN DEFINITIONS

     Section 1.1 "Additional Put" shall have the meaning assigned to such term in Section 2.1(c) hereof.

     Section 1.2 "Average Daily Trading Volume" shall mean the dollar amount of the average daily volume of shares of Common Stock, calculated based upon the average close price and the average daily trading volume over the twenty (20) Trading Days preceding the Put Date.

     Section 1.3 "Capital Shares" shall mean the Common Stock and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of earnings and assets of the Company.

     Section 1.4 "Closing Price" shall mean the price equal to the last traded price at 4:00 pm (eastern time) (as reported by Bloomberg L.P.) of the Common Stock on the Principal Market.

     Section 1.5 "Commitment Amount" shall mean the $4,000,000, or such amount as may otherwise be agreed upon by the parties, up to which the Investor has agreed to provide to the Company in order to purchase Put Shares pursuant to the terms and conditions of this Agreement.

     Section 1.6 "Commitment Period" shall mean the period commencing on the Effective Date and expiring on the earlier to occur of (x) the date on which the Investor shall have purchased Put Shares pursuant to this Agreement for an aggregate Purchase Price of $4,000,000, or (y) the date occurring one (1) year from the Effective Date.

     Section 1.7 "Common Stock" shall mean the Company's common stock, $.001 par value per share.

     Section 1.8 "Condition Satisfaction Date" shall have the meaning assigned to such term in Section 6.2 hereof.

     Section 1.9 "Control Persons" shall have the meaning assigned to such term in Section 9.2 hereof..

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     Section 1.10 "Damages" shall mean any loss, claim, damage, liability, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements and costs and expenses of expert witnesses and investigation).

     Section 1.11 "EDGAR" shall mean the SEC's electronic data gathering and retrieval system.

     Section 1.12 "Effective Date" shall mean the date on which this Agreement is executed and delivered by the parties hereto.

     Section 1.13 "Escrow Agent" shall mean Dundee Securities Corporation.

     Section 1.14 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended and the regulations promulgated thereunder.

     Section 1.15 "Investment Amount" shall mean the dollar amount (within the range specified in Section 2.1) to be invested by the Investor to purchase Put Shares with respect to any Put Purchase Notice delivered by the Company to the Investor in accordance with Section 2.1 hereof.

     Section 1.16 "Material Adverse Effect" shall mean any effect on the business, operations, properties or financial condition of the Company that is material and adverse to the Company or to the Company and such other entities controlling or controlled by the Company, taken as a whole, and/or any condition, circumstance or situation that would prohibit or otherwise interfere with the ability of the Company to enter into and perform its obligations under this Agreement.

     Section 1.17 "Market Price" shall mean for the purpose of calculating the Purchase Price of the Put Shares, the average of the five (5) lowest Closing Prices over the Valuation Period.

     Section 1.18 "Maximum Put Amount" shall mean three million dollars ($3,000,000), subject to, in the case of an Additional Put, a limit of three hundred percent (300%) of the Average Daily Trading Volume.

     Section 1.19 "Minimum Put Amount" shall mean one hundred thousand dollars ($100,000), subject to, in the case of an Additional Put, a limit of three hundred percent (300%) of the Average Daily Trading Volume.

     Section 1.20 "NASD" shall mean the National Association of Securities Dealers, Inc.

     Section 1.21 "Outstanding" when used with reference to Common Stock or Capital Shares (collectively the "Shares"), shall mean, at any date as of which the number of such Shares is to be determined, all issued and outstanding Shares, and shall include all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that "Outstanding" shall not mean any such Shares then directly or indirectly owned or held by or for the account of the Company.

     Section 1.22 "Person" shall mean an individual, a corporation, a partnership, an association, a limited liability company, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     Section 1.23 "Principal Market" shall mean the Nasdaq SmallCap Market, Nasdaq National Market, the NASD OTC Bulletin Board, the American Stock Exchange or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.


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     Section 1.24 "Prospectus" as used in this Agreement means the prospectus in the form included in the Registration Statement, as supplemented by any prospectus supplement filed with the SEC pursuant to Rule 424(b).

     Section 1.25 "Purchase Price" as used in this Agreement shall mean ninety-three percent (93%) of the Market Price on the Put Date. The foregoing percentage is the "Purchase Price Percentage."

     Section 1.26 "Put" shall mean each occasion the Company elects to draw down a portion from the equity line by exercising its right to tender a Put Purchase Notice requiring the Investor to purchase a discretionary amount of the Company's Common Stock, subject to the terms of this Agreement which tender must be given to the Investor, and shall include a Scheduled Put and an Additional Put.

     Section 1.27 "Put Closing" shall mean one of the closings of a purchase and sale of the Put Shares pursuant to Section 2.3.

     Section 1.28 "Put Closing Date" shall mean, with respect to a Put Closing the seventh Trading Day following the Put Date related to such Put Closing, provided all conditions to such Put Closing have been satisfied on or before such Trading Day.

     Section 1.29 "Put Date" shall mean the date on which a Put Purchase Notice is delivered to the Investor.

     Section 1.30 "Put Purchase Notice" shall mean a written notice to the Investor setting forth the Investment Amount that the Company intends to sell to the Investor, as such form is attached hereto as Exhibit A.

     Section 1.31 "Put Shares" shall mean all shares of Common Stock issued or issuable pursuant to a Put that has occurred or may occur in accordance with the terms and conditions of this Agreement.

     Section 1.32 "Registration Statement" shall mean the registration statement on Form S-3, Commission File Number 333-32586 under the Securities Act, filed with the SEC for the registration of an aggregate amount of $75,000,000 of Common Stock and warrants to purchase shares of Common Stock, as such Registration Statement may be amended from time to time.

     Section 1.33 "Scheduled Put" shall have the meaning assigned to such term in Section 2.1(b) hereof.

     Section 1.34 "SEC" shall mean the Securities and Exchange Commission.

     Section 1.35 "Securities" shall mean, collectively, any Put Shares, Warrants and Warrant Shares issued or issuable to a Put that has occurred or may occur in accordance with the terms of this Agreement.

     Section 1.36 "Securities Act" shall mean the Securities Act of 1933, as amended.

     Section 1.37 "SEC Documents" shall mean, to the extent applicable, the Company's latest Form 10-K as of the time in question, all Forms 10-Q and 8-K filed thereafter, and the Proxy Statement for its latest fiscal year as of the time in question until the termination of this Agreement.

     Section 1.38 "Trading Cushion" shall mean the mandatory minimum fifteen
(15) Trading Days between Put Dates.


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     Section 1.39 "Trading Day" shall mean any day during which the Principal
Market shall be open for business.

     Section 1.40 "Valuation Period" shall mean the period of ten (10) Trading Days during which the Purchase Price of the Common Stock is determined with respect to the Put Date, which period shall include the Put Date, the four (4) Trading Days prior to the Put Date and the five (5) Trading Days following the Put Date.

     Section 1.41 "Warrants" shall mean the common stock purchase warrants of the Company described in Section 2.4, a form of which is annexed hereto as Exhibit D.

     Section 1.42 "Warrant Shares" shall mean the Common Stock issuable upon exercise of the Warrants.

                                   ARTICLE II

                        PURCHASE AND SALE OF COMMON STOCK

     Section 2.1 INVESTMENTS/PUTS.

          (a) Upon the terms and conditions set forth herein (including, without limitation, the provisions of Article VI hereof), on any Put Date the Company may exercise a Put by the delivery of a Put Purchase Notice. The number of Put Shares that the Investor shall receive pursuant to such Put shall be determined by dividing the relevant portions of the Investment Amount specified in the Put Purchase Notice by the Purchase Price determined during the Valuation Period.

          (b) Unless otherwise amended by the Company, the Put schedule shall be as follows: (i) the initial Put shall be up to $1,000,000 and shall be exercised within two (2) Trading Days of the Effective Date; (ii) the second Put shall be up to $1,000,000 and may be exercised on the thirtieth (30th) Trading Day after the initial Put; (iii) the third Put shall be up to $1,000,000 and may be exercised on the sixtieth (60th) Trading Day after the initial Put; and (iv) the fourth Put shall be up to $1,000,000 and may be exercised on the ninetieth
(90th) Trading Day after the initial Put (each, a "Scheduled Put"). Once the Put
Schedule is amended by the Company, all Puts exercised by the Company pursuant to this Agreement shall be Additional Puts subject to the terms of Section 2.1(c).

          (c)  If the Company elects to amend the Put schedule contained in
Section 2.1(b) hereof or if the Investor shall have purchased Put Shares for an aggregate Purchase Price of $4,000,000, the Company may exercise additional Puts (the "Additional Puts") to be purchased by the Investor; PROVIDED, HOWEVER, that the Investment Amount for each Additional Put as designated by the Company in the applicable Put Purchase Notices shall be neither less than the Minimum Put Amount nor more than the Maximum Put Amount. Notwithstanding the foregoing, in no event shall the Investment Amount for any Additional Put as designated by the Company in the applicable Put Purchase Notices pursuant to this Section 2.1(c) exceed three hundred percent (300%) of the Average Daily Trading Volume.

     Section 2.2 MECHANICS.

          (a) PUT PURCHASE NOTICE. At any time during the Commitment Period, if the Company elects to exercise any Put, the Company shall deliver a Put Purchase Notice, in substantially the form and substance of Exhibit A, to the Investor, subject to the conditions set forth in Section 6.2.


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

          (b) DATE OF DELIVERY OF PUT PURCHASE NOTICE. A Put Purchase Notice shall be deemed delivered on (i) the Trading Day it is received by facsimile or otherwise by the Investor if such notice is received prior to 12:00 noon New York time, or (ii) the immediately succeeding Trading Day if it is received by facsimile or otherwise after 12:00 noon New York time on a Trading Day or at any time on a day which is not a Trading Day. No Put Purchase Notice may be deemed delivered, on a day that is not a Trading Day.

          (c) DETERMINATION OF PUT SHARES ISSUABLE. The Purchase Price shall be based on the Purchase Price Percentage of the Market Price during the Valuation Period. The number of Put Shares to be purchased by the Investor shall equal the Investment Amount divided by the Purchase Price and the purchase of such Put Shares shall be settled on the Put Closing Date.

     Section 2.3 PUT CLOSINGS. On the sixth (6th) Trading Day following any Put Date, the Company shall deliver to the Escrow Agent a certificate for such number of shares of Common Stock, the Warrants to be purchased pursuant to the applicable Put Purchase Notice and a certificate for such number of Warrant Shares issuable upon exercise of the Warrants and the Investor shall deliver to the Escrow Agent the Purchase Price for such Put in immediately available funds. Additionally, on or prior to the Put Closing Date, each of the Company and the Investor shall deliver all documents, instruments and writings required to be delivered or reasonably requested by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein. Payment of funds to the Company and delivery of the certificates to the Investor shall occur out of escrow in accordance with the escrow agreement referred to in
Section 6.2(k) following (x) the Company's deposit into escrow of the unlegended certificates representing the Put Shares and (y) the Investor's deposit into escrow of the Investment Amount.

     Section 2.4 PURCHASE AND SALE OF WARRANTS/COMMITMENT FEES. Under the terms of this Agreement, the Company shall issue to the Investor Warrants on each Put Closing Date to purchase shares of Common Stock (the "Warrants"). Each Warrant shall be exercisable for a period of three (3) years and shall have an exercise price equal to one hundred ten percent (110%) of the average of the five (5) Closing Prices for the five (5) Trading Days following November 29, 2000. Such amount of Warrants shall be equal to the Put amount divided by the Market Price, multiplied by twenty percent (20%). The Company shall also pay to the Investor a commitment fee in cash equal to four percent (4%) of the Investment Amount for each Put exercised by the Company. In addition, on or prior to the first Put Closing Date, the Company shall pay to the Investor a fee in cash of $25,000 for all out-of-pocket expenses (including attorneys' fees, exclusive of disbursements) incurred in connection with the transactions contemplated by this Agreement.

     Section 2.5 LIQUIDATED DAMAGES. In the event the Put Shares are not timely delivered by the Company on a Put Closing Date, the Company shall pay the Investor, as liquidated damages for such failure to deliver and not as a penalty, in cash, an amount equal to $500 per each $100,000 funded for each day that such Put Shares are not delivered up to ten (10) days, and $1,000 per each $100,000 funded for each day that the Put Shares are not delivered in excess of ten (10) days, until such Put Shares have been delivered. The Escrow Agent shall be directed to pay such liquidated damages to the Investor out of the Investment Amount delivered by the Investor to the Escrow Agent. If no funds remain in escrow, the Company will be liable for the liquidated damages which shall be payable on demand.

     Section 2.6 TERMINATION OF INVESTMENT OBLIGATION. The obligation of the Investor to purchase shares of Common Stock shall terminate permanently (including with respect to a Put Closing Date that has not yet occurred) in the event that (i) there shall occur any stop order or suspension of the effectiveness of the Registration Statement for twenty (20) consecutive Trading Days or for an aggregate


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of sixty (60) Trading Days during the Commitment Period, for any reason, or (ii)
the Company shall at any time fail to comply with the requirements of Section 5.2, 5.3, 5.4 or 5.5.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF INVESTOR

     The Investor represents and warrants to the Company that:

     Section 3.1 ORGANIZATION OF INVESTOR. The Investor is a corporation duly organized, validly existing and in good standing under the laws of the Cook Islands.

     Section 3.2 AUTHORITY. This Agreement has been duly authorized and validly executed and delivered by the Investor and is a valid and binding agreement of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

     Section 3.3 ABSENCE OF CONFLICTS. The execution and delivery of this Agreement and any other document or instrument executed in connection herewith, and the consummation of the transactions contemplated hereby, and compliance with the requirements hereof, will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Investor, or, to the Investor's knowledge, (a) violate any provision of any indenture, instrument or agreement to which Investor is a party or is subject, or by which Investor or any of its assets is bound, (b) conflict with or constitute a material default thereunder, (c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by Investor to any third party, or (d) require the approval of any third-party (which has not been obtained) pursuant to any material contract, agreement, instrument, relationship or legal obligation to which Investor is subject or to which any of its assets, operations or management may be subject.

     Section 3.4 DISCLOSURE; ACCESS TO INFORMATION. The Investor has received all documents, records, books and other information pertaining to Investor's investment in the Company that have been requested by the Investor. The Company is subject to the periodic reporting requirements of the Exchange Act, and the Investor has had access to copies of any such reports that have been requested by it.

     Section 3.5 INFORMATION REGARDING THE INVESTOR. The Investor has no agreement or arrangement with any third party relating to the sale or distribution of any Securities.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Investor, except as may be set forth in the Disclosure Schedule delivered in connection herewith, that:

     Section 4.1 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized and existing in good standing under the laws of the State of Nevada and has all requisite corporate authority to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have a Material Adverse Effect.


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     Section 4.2 AUTHORITY. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement to issue the Put Shares; (ii) the execution, issuance and delivery of this Agreement, the issuance of the Put Shares and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required; and (iii) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

     Section 4.3 CAPITALIZATION. As of November 29, 2000, the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which 24,867,170 shares are issued and outstanding and 5,000,000 shares of preferred stock, of which no shares are issued and outstanding. Except as set forth in the Disclosure Schedule, there are no options, warrants, or rights to subscribe to, securities, rights or obligations convertible into or exchangeable for or giving any right to subscribe for any shares of capital stock of the Company. All of the outstanding shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable.

     Section 4.4 COMMON STOCK. As of the commencement of the Commitment Period, the Common Stock is registered under Section 12(g) of the Exchange Act. As of the date hereof, the Common Stock is quoted on the Nasdaq SmallCap Market.

     Section 4.5 FINANCIAL STATEMENTS. The Company has delivered or made available to the Investor true and complete copies of unaudited financial statements (without footnotes) as of and for the three-month period ending September 30, 2000 (the "Financial Statements"). The Financial Statements fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations for the periods then ended, subject to normal year-end audit adjustments.

     Section 4.6 VALID ISSUANCES. When paid for and issued in accordance with the terms of this Agreement, the Put Shares shall be duly and validly issued, fully paid, and nonassessable. Neither the sales of the Put Shares pursuant to, nor the Company's performance of its obligations under this Agreement will (i) result in the creation or imposition of any liens, charges, claims or other encumbrances upon the Put Shares or any of the assets of the Company, or (ii) entitle the holders of Outstanding Capital Shares to preemptive or other rights to subscribe to or acquire the Capital Shares or other securities of the Company. The Put Shares shall not subject the Investor to personal liability by reason of the possession thereof.

     Section 4.7 CORPORATE DOCUMENTS. The Company has furnished or made available to the Investor true and correct copies of the Company's Certificate of Incorporation, as amended and in effect on the date hereof (the "Certificate"), and the Company's By-Laws, as amended and in effect on the date hereof (the "By-Laws").

     Section 4.8 NO CONFLICTS. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including, without limitation, the issuance of Common Stock do not and will not (i) result in a violation of the Company's Certificate or By-Laws or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, instrument or any "lock-up" or similar provision of any underwriting or similar agreement to which the Company is a party, or
(iii) result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or


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decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect) nor is the Company otherwise in violation of, conflict with or in default under any of the foregoing; PROVIDED that, for purposes of the Company's representations and warranties as to violations of foreign law, rule or regulation referenced in clause (iii), no such representations and warranties are being made insofar as the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby are or may be affected by the status of the Investor under or pursuant to any such foreign law, rule or regulation. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either individually or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Common Stock in accordance with the terms hereof (other than any SEC, NASD or state securities filings that may be required to be made by the Company subsequent to any Put Closing, any registration statement that may be filed pursuant hereto, and any shareholder approval required by the rules applicable to companies whose common stock trades on any Principal Market); PROVIDED that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investor herein.

     Section 4.9 NO MATERIAL ADVERSE CHANGE. Since September 30, 2000 and except as otherwise disclosed in the SEC Documents, no Material Adverse Effect has occurred or exists with respect to the Company.

     Section 4.10 LITIGATION AND OTHER PROCEEDINGS. Except as set forth in the Financial Statements described in Section 4.5, there are no lawsuits or proceedings pending or to the best knowledge of the Company threatened, against the Company, nor has the Company received any written or oral notice of any such action, suit, proceeding or investigation, which might have a Material Adverse Effect. Except as set forth in the Disclosure Schedule, no judgment, order, writ, injunction, decree or award has been issued by or, so far as is known by the Company, requested by any court, arbitrator or governmental agency which might result in a Material Adverse Effect.

     Section 4.11 NO MISLEADING OR UNTRUE COMMUNICATION. As of the Effective Date, the Company and any Person representing the Company, in connection with the transactions contemplated by this Agreement, have not made, at any time, any oral communication in connection with same, which contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

     Section 4.12 NON-PUBLIC INFORMATION. As of the Effective Date, neither the Company nor any of its officers or agents has disclosed any material non-public information about the Company to the Investor or the Placement Agent.

     Section 4.13 SECURITIES ACT COMPLIANCE. The Company has complied in all material respects with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Put Shares and Warrant Shares hereunder.

          (i) Each Prospectus included as part of the Registration Statement as originally filed or as part of any amendment or supplement thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the provisions of the Securities Act. The SEC has not issued any order preventing or suspending the use of any Prospectus.

          (ii) The Registration Statement has been declared effective by the SEC. No stop order suspending the effectiveness of the Registration Statement is in effect and no proceeding for such purpose have been instituted or are pending or, to the best knowledge of the Company, are contemplated or threatened by the SEC. The Registration Statement in the form in which it became effective and also in such form as it may be when any post-effective amendment thereto became effective and the Prospectus and any supplement or amendment thereto when filed with the SEC under Rule 424(b) under the Securities Act, complied in all material respects with the provisions of the Securities Act and did not at any such times contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in the light of the circumstances under which they made) not misleading, except that this representation and warranty does not apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information relating to the Investor furnished to the Company in writing by or on behalf of the Investor expressly for use therein.

          (iii) The Company has not distributed and, prior to the completion of the sale of the Put Shares and Warrant Shares to the Investor, will not distribute any offering material in connection with the offering and sale of the Put Shares or Warrant Shares other than the Registration Statement, the Prospectus or other materials, if any, permitted by the Securities Act.

     Section 4.14 EXCHANGE ACT COMPLIANCE. The documents incorporated or deemed to be incorporated by reference in the Registration Statement, at the time they were or hereafter are filed with the SEC, complied and will comply in all material respects with the requirements of the Exchange Act, and, when read together with the other information in the Prospectus, at the time the Registration Statement and any amendments thereto become effective and at the date hereof and on any Put Closing Date, as the case may be, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     Section 4.15 USE OF PROCEEDS. The proceeds from the sale of the Put Shares, Warrants and Warrant Shares will be used by the Company for general corporate purposes.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

     Section 5.1 REGISTRATION STATEMENT. Before the Company shall issue a Put Purchase Notice, the Company must have a sufficient number of shares of Common Stock authorized and registered under the Registration Statement.

     Section 5.2 RESERVATION OF COMMON STOCK. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue the Put Shares.

     Section 5.3 QUOTING OR LISTING OF COMMON STOCK. The Company shall maintain the quoting or listing of the Common Stock on a Principal Market. The Company further shall, if the Company applies to have the Common Stock traded on any other Principal Market, include in such application the

Put Shares, and shall take such other action as is necessary or desirable in the opinion of the Investor to cause the Common Stock to be listed on such other Principal Market as promptly as possible. The Company shall use its reasonably best efforts to take all action necessary to continue the quoting, listing and trading of its Common Stock on the Principal Market and to comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market.

     Section 5.4 EXCHANGE ACT REGISTRATION. The Company shall use its reasonable best efforts to comply in all respects with its reporting and filing obligations under the Exchange Act.

     Section 5.5 CORPORATE EXISTENCE. The Company will take all steps necessary to preserve and continue the corporate existence of the Company.

     Section 5.6 ADDITIONAL SEC DOCUMENTS. In the event that the SEC Documents furnished or submitted to the SEC by the Company are not available or accessible by the Investor on EDGAR, the Company will deliver to the Investor, upon such Investor's reasonable request, copies of all such SEC Documents.

     Section 5.7 EXPECTATIONS REGARDING PUT PURCHASE NOTICES. Within ten (10) days after the commencement of each calendar quarter occurring subsequent to the commencement of the Commitment Period, the Company undertakes to notify the Investor as to its reasonable expectations as to the dollar amount it intends to raise during such calendar quarter, if any, through the issuance of Put Purchase Notices. Such notification shall constitute only the Company's good faith estimate and shall in no way obligate the Company to raise such amount, or any amount, or otherwise limit its ability to deliver Put Purchase Notices. The failure by the Company to comply with this provision can be cured by the Company's notifying the Investor at any time as to its reasonable expectations with respect to the current calendar quarter.

     Section 5.8 NON-PUBLIC INFORMATION. Neither the Company nor any of its officers or agents shall disclose any material non-public information about the Company to the Purchaser.

     Section 5.9 LOCK-UP PERIOD; RIGHT OF FIRST REFUSAL.

          (a) The Company covenants and agrees that it will not, without the prior written consent of Purchaser, enter into any subsequent or further offer or sale of Common Stock or securities convertible into Common Stock with any third party until the earlier of (i) such time that the aggregate Investment Amount for all Puts equals $4,000,000, or (ii) this Agreement terminates in accordance with its terms (the "RESTRICTIVE PERIOD"); PROVIDED, HOWEVER, that the Company may issue (a) and sell shares of Common Stock pursuant to any director or employee stock option plan, stock ownership plan or dividend reinvestment plan of the Company in effect as of the date hereof; (b) shares of Common Stock issuable upon the conversion of securities or the exercise of warrants outstanding at the date hereof; (c) shares of Common Stock or other securities as consideration for any acquisition by the Company or in connection with any business transaction between the Company and a third party, provided that the above consent obligation is expressly assumed in writing by the recipient of the shares of Common Stock or other securities and that the certificates for such shares of Common Stock or other securities contain a transfer-restrictive legend to such effect; and (d) equity securities to strategic partners so long as such securities are "restricted securities" pursuant to Rule 144 of the Securities Act.

          (b) For the period commencing at the end of the Restrictive Period through one year from the end of the Restrictive Period, the Investor shall have the right of first refusal with respect to any offer or sale of Common Stock or securities convertible into Common Stock. The Investor shall notify the Company within fifteen (15) business days of receipt of notice of such subsequent financing of whether the Investor will consummate such subsequent financing. If the Investor elects not to consummate the subsequent financing, the Company shall have forty-five (45) days to consummate such financing on substantially the same terms.

     Section 5.10 COMPLIANCE WITH SECURITIES LAWS. The sale and issuance of the Put Shares, Warrants and Warrant Shares shall be made in accordance with the provisions and requirements of applicable federal and state law.

     Section 5.11 PROSPECTUS SUPPLEMENT. The Company shall file a supplement to the Prospectus pursuant to Rule 424 under the Securities Act following the end of each Valuation Period.

                                   ARTICLE VI

                          CONDITIONS TO DELIVERY OF PUT
                 PURCHASE NOTICES AND CONDITIONS TO PUT CLOSING

     Section 6.1 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO ISSUE AND SELL COMMON STOCK. The obligation hereunder of the Company to issue and sell the Put Shares to the Investor incident to each Put Closing is subject to the satisfaction, at or before each such Put Closing, of each of the conditions set forth below.

          (a) ACCURACY OF THE INVESTOR'S REPRESENTATION AND WARRANTIES. The representations and warranties of the Investor shall be true and correct in all material respects as of the date of this Agreement and as of the date of each such Put Closing as though made at each such time.

          (b) PERFORMANCE BY THE INVESTOR. The Investor shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to such Put Closing.

     Section 6.2 CONDITIONS PRECEDENT TO THE RIGHT OF THE COMPANY TO DELIVER A PUT PURCHASE NOTICE AND THE OBLIGATION OF THE INVESTOR TO PURCHASE PUT SHARES. The right of the Company to deliver a Put Purchase Notice and the obligation of the Investor hereunder to acquire and pay for the Put Shares incident to a Put Closing is subject to the satisfaction, (i) on the Put Date, (ii) for each day during the Valuation Period and (iii) on the applicable Put Closing Date (each a "Condition Satisfaction Date"), of each of the following conditions:

          (a) EFFECTIVE REGISTRATION STATEMENT. The Company shall have the Securities to be issued and sold pursuant to the applicable Put registered on the Registration Statement that has been declared effective by the SEC, which shall have been supplemented, as required, to disclose the sale of the Securities prior to each Put Closing Date, as applicable, and there shall be no stop order suspending the effectiveness of the Registration Statement.

          (b) ACCURACY OF THE COMPANY'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company shall be true and correct in all material respects as of each Condition Satisfaction Date as though made at each such time (except for representations and warranties specifically made as of a particular date) with respect to all periods, and as to all events and circumstances occurring or existing to and including each Condition Satisfaction Date, except for any conditions which have temporarily caused any representations or warranties herein to be incorrect and which have been corrected with no continuing impairment to the Company or the Investor.

          (c) PERFORMANCE BY THE COMPANY. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to each Condition Satisfaction Date.

          (d) NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly or materially adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by this Agreement.

          (e) ADVERSE CHANGES. Since the date of filing of the Company's most recent SEC Document, no event that had or is reasonably likely to have a Material Adverse Effect has occurred.

          (f) NO SUSPENSION OF TRADING IN OR DELISTING OF COMMON STOCK. The trading of the Common Stock (including without limitation the Put Shares) shall not have been suspended by the SEC or the Principal Market on which the Common Stock is then listed or quoted and the Common Stock (including without limitation the Put Shares) shall have been approved for listing or quotation and shall have actually been listed or quoted on, and shall not have been delisted from the Principal Market, nor shall the Company have received any letter or notice of any suspension or delisting or warning of such suspension or delisting. The issuance of shares of Common Stock with respect to the applicable Put Closing, if any, shall not violate the shareholder approval requirements of the Principal Market.

          (g) TEN PERCENT LIMITATION. The number of Put Shares to be purchased on each Put Closing Date and the number of Warrant Shares issuable upon any exercise of such Warrant by the Investor shall not exceed the number of such shares that, when aggregated with all other shares of Common Stock then owned by the Investor beneficially or deemed beneficially owned by the Investor, would result in the Investor owning more than 9.99% of all of such Common Stock as would be outstanding on such Put Closing Date or such date of exercise of the Warrant, as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder. For purposes of this Section 6.2(g), in the event that the amount of Common Stock outstanding as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder is greater on a Put Closing Date than on the date upon which the Put Purchase Notice associated with such Put Closing Date is given, the amount of Common Stock outstanding on such Put Closing Date shall govern for purposes of determining whether the Investor, when aggregating all purchases of Common Stock made pursuant to this Agreement and, if any, Shares, would own more than 9.99% of the Common Stock following such Put Closing Date.

          (h) CROSS DEFAULT. The Company shall not be in default of a term, covenant, warranty or undertaking of any other agreement to which the Company and Investor are parties, nor shall there have occurred an event of default under any such other agreement, in each case which default would have a material adverse effect on the financial condition of the Company or the Company's ability to comply with its obligations to the Investor.

          (i) TRADING CUSHION. The Trading Cushion shall have elapsed since the immediately preceding Put Date.

          (j) SHAREHOLDER VOTE. The issuance of shares of Common Stock with respect to the applicable Put Closing, if any, shall not violate the shareholder approval requirements of the Principal Market.

          (k) ESCROW AGREEMENT. The parties hereto shall have entered into a mutually acceptable escrow agreement in the form attached hereto as Exhibit E for the Purchase Prices due hereunder, providing for reasonable interest on any funds deposited into the escrow account established under such agreement.

          (l) OTHER. On each Condition Satisfaction Date, the Investor shall have received a certificate in substantially the form and substance of Exhibit C hereto, executed in either case by an executive officer of the Company and to the effect that all the conditions to such Put Closing shall have been satisfied as at the date of each such certificate.

     Section 6.3 LEGAL OPINION. The Company's counsel shall deliver to the Investor upon execution of this Agreement an opinion in the form of Exhibit B hereto, reasonably satisfactory to the Investor addressing, among other things, corporate matters and the issuance of the Securities by the Company to the Investor under this Agreement. ARTICLE VII

                               CHOICE OF LAW/VENUE

     Section 7.1 CHOICE OF LAW/VENUE. This Agreement and the Warrants shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individuals executing this Agreement and other agreements on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorneys' fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

                                  ARTICLE VIII

              ASSIGNMENT; ENTIRE AGREEMENT, AMENDMENT; TERMINATION

     Section 8.1 ASSIGNMENT. Neither this Agreement nor any rights of the Investor or the Company hereunder may be assigned by either party to any other person.

     Section 8.2 TERMINATION. This Agreement shall terminate twelve (12) months after the commencement of the Commitment Period; PROVIDED, HOWEVER, that the provisions of Articles V, VII, VIII and IX shall survive the termination of this Agreement.

     Section 8.3 ENTIRE AGREEMENT, AMENDMENT. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth in this Agreement. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by both parties hereto.

                                   ARTICLE IX

                            NOTICES; INDEMNIFICATION

     Section 9.1 NOTICES. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by reputable air courier service with charges prepaid, or (d) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (i) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (ii) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

     If to the Company:

          HomeSeekers.com, Incorporated
          6490 South McCarran Boulevard
          Suite D-28
          Reno, NV 89509
          Fax No.: (775) 827-8182
          Attention: Mr. Dennis Gauger, Chief Financial Officer

     If to the Investor:

          Alpha Venture Capital, Inc.
          Avarua Rarotonga
          Cook Islands
          Fax No. (242) 356-4147
          Attention: Mr. Barry Herman, Director

Either party hereto may from time to time change its address or facsimile number for notices under this Section 9.1 by giving at least ten (10) days' prior written notice of such changed address or facsimile number to the other party hereto.

     Section 9.2 INDEMNIFICATION.

          (a) The Company agrees to indemnify and hold harmless the Investor, its partners, affiliates, officers, directors, employees, and duly authorized agents, and each Person or entity, if any, who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or is controlled by the Investor (the "Control Person") from and against any Damages, joint or several, and any action in respect thereof to which the Investor, its partners, affiliates, officers, directors, employees, and duly authorized agents, and any such Control Person becomes subject to, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Company contained in this Agreement in any event as such Damages are incurred.

          (b) The Investor agrees to indemnify and hold harmless the Company, its partners, affiliates, officers, directors, employees, and duly authorized agents, and each Person or entity, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the Control Persons from and against any Damages, joint or several, and any action in respect thereof to which the Company, its partners, affiliates, officers, directors, employees, and duly authorized agents, and any such Control Person becomes subject to, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Investor contained in this Agreement in an aggregate amount not to exceed one-quarter of the Commitment Amount.

     Section 9.3 METHOD OF ASSERTING INDEMNIFICATION CLAIMS. All claims for indemnification by any Indemnified Party (as defined below) under Section 9.2 will be asserted and resolved as follows:

          (a) In the event any claim or demand in respect of which any person claiming indemnification under any provision of Section 9.2 (an "Indemnified Party") might seek indemnity under Section 9.2 is asserted against or sought to be collected from such Indemnified Party by a person other than the Company, the Investor or any affiliate of the Company or (a "Third Party Claim"), the Indemnified Party shall deliver a written notification, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim for indemnification that is being asserted under any provision of Section 9.2 against any person (the "Indemnifying Party"), together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim (a "Claim Notice") with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party's ability to defend has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the period ending thirty (30) calendar days following receipt by the Indemnifying Party of either a Claim Notice or an Indemnity Notice (as defined below) (the "Dispute Period") whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party under Section 9.2 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

          1.   If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this
     Section 9.3(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief which affects the Indemnified Party, other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to Section 9.2). The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this clause 1, file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and PROVIDED further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause 1, and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may, at its expense, take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 9.2 with respect to such Third Party Claim.

          2. If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 9.3(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause 2, if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability or the amount of its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause 3 below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause 2 or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause 2, and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

          3. If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability or the amount of its liability to the Indemnified Party with respect to the Third Party Claim under Section 9.2 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party with respect to such Third Party Claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Section 9.2 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with Section 9.3(c) hereof.

          (b)  In the event any Indemnified Party should have a claim under
Section 9.2 against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a written notification of a claim for indemnity under Section 9.2 specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim (an "Indemnity Notice") with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that the Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the amount of the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim or the amount of the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 9.2 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with Section 9.3(c) hereof.

          (c) If the parties are unable to resolve a dispute as contemplated by Sections 9.3(a) and (b) hereof, the parties agree that such dispute shall be settled by arbitration as their sole and exclusive remedy with respect to such dispute, such arbitration to be held in the State of New York, under the rules promulgated by the American Arbitration Association, as amended from time to time. Any decision rendered in such arbitration proceeding shall be non-appealable, final and binding upon the parties.

                                   ARTICLE X

                                  MISCELLANEOUS

     Section 10.1 FEES AND EXPENSES. Each of the Company and the Investor agrees to pay its own expenses incident to the performance of its obligations hereunder.

     Section 10.2 BROKERAGE. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party except as described on Schedule 10.2.

     Section 10.3 PUBLICITY. Except as required by applicable law, the Company shall not issue any press release or otherwise make any public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement without the prior consent of the Investor.

     Section 10.4 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument.

     Section 10.5 ENTIRE AGREEMENT. This Agreement with the Exhibits hereto set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof. The terms and conditions of all Exhibits to this Agreement are incorporated herein by this reference and shall constitute part of this Agreement as if fully set forth herein.

     Section 10.6 SURVIVAL; SEVERABILITY. The representations, warranties, covenants and agreements of the parties hereto shall survive each Put Closing hereunder. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; PROVIDED that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

     Section 10.7 TITLE AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     Section 10.8 REPORTING ENTITY FOR THE COMMON STOCK. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Equity Line of Credit Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

                                   HOMESEEKERS.COM, INCORPORATED




                                   By: /s/
                                       ------------------------------



                                   ALPHA VENTURE CAPITAL, INC.



                                   By: /s/
                                       ------------------------------

                                    EXHIBIT A

                                     FORM OF

                               PUT PURCHASE NOTICE

     Reference is made to the Equity Line of Credit Agreement dated as of December 4, 2000 (the "Agreement") between HomeSeekers.com, Inc., a Nevada corporation (the "Company") and Alpha Venture Capital, Inc. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Agreement.

     In accordance with and pursuant to Section 2.2 of the Agreement, the Company hereby issues this Put Purchase Notice to exercise a Put request for the Put Amount indicated below.

     Put Amount:
                ---------------------------------

     Valuation Period start date:
                                 ----------------

     Valuation Period end date:
                               ------------------

     Put Closing Date:
                      ---------------------------

Dated:
      ---------------------------------

                                   ---------------------------------------


                                   By:
                                      ------------------------------------
                                        Name:
                                        Title:

                                   Address:
                                   Facsimile No.:
                                   Wire Instructions:
                                                     ---------------------
                                   Contact Name:

                                    EXHIBIT B

                               OPINION OF COUNSEL

                                December 4, 2000

Alpha Venture Capital, Inc.
Attention: Mr. Barry Herman, Director
Avarua Rarotonga
Cook Islands

     Re:  Opinion of Jenkins & Carter

Ladies and Gentlemen:

     We have acted as Nevada counsel for HomeSeekers.com, Incorporated, a Nevada corporation (the "Company"), in connection with the Equity Line of Credit Agreement, dated as of December 4, 2000 (the "Agreement"), by and between the Company and Alpha Venture Capital, Inc. This Opinion is delivered pursuant to
Section 6.3 of the Equity Line of Credit Agreement.

     In rendering the opinions expressed below, we have examined and relied upon original, certified, conformed, photostat or other copies of (i) the Equity Line of Credit Agreement; (ii) the Company's Amended and Restated Articles of Incorporation; (iii) the Company's Amended and Restated Bylaws; (iv) resolutions of the Company's Board of Directors dated November 27, 2000; and (v) a Certificate of Good Standing of the Company issued by the Nevada Secretary of State on November 21, 2000.

     Based upon and subject to the foregoing, except as set forth in the Agreement (including the Schedules thereto), and subject to the assumptions, limitations, qualifications and exceptions stated herein, we are of the opinion as of the date hereof that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. The Company has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted.

     2. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Equity Line of Credit Agreement and to issue and sell the shares of the Company's common stock, par value $.001 per share, issuable pursuant to the Equity Line of Credit Agreement (the "Common Stock"), the warrants issuable pursuant to the Equity Line of Credit Agreement (the "Warrants"), and the Common Stock issuable upon exercise of the Warrants (the "Warrant Shares," together with the Common Stock, the "Shares"). The execution, delivery and performance of the Equity Line of Credit Agreement by the Company and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required. The Equity Line of Credit Agreement has been duly executed and delivered, and constitutes a legal, valid and binding obligations of the Company enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies or by other equitable principles of general application. The Common Stock is not subject to preemptive rights under the Company's certificate of incorporation or bylaws, except that the Company's Amended and Restated Articles of Incorporation authorize the issuance of 5,000,000 shares of

Class A Preferred Stock, $.001 par value per share, of which 5,000 shares have been designated as Class A Series 1, and 200,000 shares of Class B Preferred Stock, par value $10.00 per share.

     3. The Common Stock and the Warrants have been duly authorized and the Shares, when delivered against payment in full as provided in the Equity Line of Credit Agreement, will be validly issued, fully paid and nonassessable if all terms and conditions of the Equity Line of Credit Agreement are complied with. The Warrant Shares have been duly authorized and reserved for issuance, and, when delivered upon exercise or against payment in full as provided in the Warrants, will be validly issued, fully paid and nonassessable if all terms and conditions of the Equity Line of Credit Agreement and the Warrants are complied with.

     4. The execution, delivery and performance of and compliance with the terms of the Equity Line of Credit Agreement and the consummation by the Company of the transactions contemplated thereby (i) do not violate any provision of the Company's amended and restated articles of incorporation or amended and restated bylaws, (ii) to our knowledge, conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) to our knowledge, create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any Nevada statute, rule, regulation, order, judgment or decree (including Nevada securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected, except, in all cases other than violations pursuant to clause (i) above, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.

     5. To our knowledge, there is no action, suit, claim, investigation or proceeding pending against the Company or any subsidiary which questions the validity of the Equity Line of Credit Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. To our knowledge, except as disclosed in the Equity Line of Credit Agreement and the Schedule of Exceptions thereto, there is no action, suit, claim, investigation or proceeding pending against or involving the Company, any the Company's subsidiaries or any of their respective properties or assets and which, if adversely determined, is reasonably likely to result in a Material Adverse Effect.

     6. No consent, approval, authorization, declaration or filing is required with or from any Nevada governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Equity Line of Credit Agreement, or the offer, sale or issuance of the Common Stock and the Warrants or the consummation of any other transaction contemplated by the Equity Line of Credit Agreement (other than any filings which may be required to be made by the Company with the Commission, or the OTC Bulletin Board or any other Principal Market subsequent to the Closing.

     The opinions set forth above are subject to the following assumptions and qualifications:

          (a) We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all such latter documents. We have also assumed the accuracy of the factual matters contained in the documents we have examined.

          (b) Where documents delivered to us by the Company and its representatives state that the officers and directors of the Company have taken actions with respect to the agreements and documents referred to above, we have assumed that such actions have been taken.

          (c) We have assumed the due execution and delivery for value of the agreements referred to above.

          (d) We have assumed that each of the parties to the Equity Line of Credit Agreement other than the Company (the "Other Parties") has the legal right, capacity and power to enter into, enforce and perform all of its obligations under the Equity Line of Credit Agreement. Furthermore, we have assumed the due authorization by each of the Other Parties of all requisite action and the due execution and delivery of the Equity Line of Credit Agreement by each of the Other Parties, and that the Equity Line of Credit Agreement is valid and binding upon each of the other Parties and is enforceable against each Other Party in accordance with their terms.

          (e) We have relied (to the extent we have no contrary knowledge), without investigation, as to matters of fact upon certificates furnished by officers of the Company whose positions and authority would reasonably require them to have knowledge of the facts certified, and by public officials, and search reports of recognized search companies.

          (f) We are qualified to practice law in the State of Nevada and have not made a special examination of any law other than the law of the State of Nevada. Accordingly, in connection with the rendering of this opinion, we express no opinion as to the laws of any state, or as to any matter subject to such laws, other than the current laws of the State of Nevada. We have assumed that, if and where applicable, laws of other states are the same as the laws of the State of Nevada.

          (g) Our opinion is limited to matters expressly set forth herein and no opinion is to be implied or inferred beyond the matters expressly so stated.

          (h) Our opinion is subject to and limited by (i) all applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors' rights generally; (ii) all rights which may inhere in the Internal Revenue Service or any state or local taxing authorities under the tax laws of the United States of America and the several states; and (iii) general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

          (i) In furnishing the opinion regarding the valid existence and good standing of the Company, we have relied solely upon a good standing certificates issued by the Secretary of State of the State of Nevada on November 21, 2000.

     This opinion is furnished only for your benefit and may not be relied upon by any other person or entity without our express prior written consent. This opinion speaks only as of the date hereof and is limited to present statutes, laws and regulations and to the facts as they currently exist, and we have assumed no obligation to update or supplement this opinion.

                                   Sincerely yours,



                                   Jerry C. Carter

                                    EXHIBIT C

                             COMPLIANCE CERTIFICATE
                              HOMESEEKERS.COM, INC.

     The undersigned, _______________, hereby certifies, with respect to shares of common stock of HomeSeekers.com, Incorporated (the "Company") issuable in connection with the Put Purchase Notice, dated ________ (the "Notice"), delivered pursuant to Article II of the Equity Line of Credit Agreement, dated December 4, 2000, by and among the Company and Alpha Venture Capital, Inc. (the "Agreement"), as follows:

     1. The undersigned is the duly elected Chairman and Chief Executive Officer of the Company.

     2. The representations and warranties of the Company set forth in Article IV of the Agreement are true and correct in all material respects as though made on and as of the date hereof.

     3. The Company has performed in all material respects all covenants and agreements to be performed by the Company on or prior to the Put Closing Date related to the Notice and has complied in all material respects with all obligations and conditions contained in Article V and Article VI of the Agreement.

     The undersigned has executed this Certificate this ____ day of ______, 200_.

                                        HOMESEEKERS.COM, INCORPORATED


                                        By:
                                           -------------------------------
                                             Name:
                                             Title:

                                    EXHIBIT D

                                 FORM OF WARRANT



                     [Filed as Exhibit 4.1 to the Form 8-K]

                                    EXHIBIT E

                            FORM OF ESCROW AGREEMENT



                     [Filed as Exhibit 99.1 to the Form 8-K]



                                      E-1